Exhibit 10.43

FIRST AMENDMENT

TO THE

HAMPTON ROADS BANKSHARES, INC.

EXECUTIVE SAVINGS PLAN

THIS FIRST AMENDMENT (“Amendment”) to the Hampton Roads Bankshares, Inc. Executive Savings Plan (“Plan”) made effective as of the 30th day of December 2008 by Hampton Roads Bankshares, Inc. (“Company”). All capitalized terms in this Amendment not otherwise defined shall have their respective meanings under the Plan.

WHEREAS, the Company wishes to amend and conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and

WHEREAS, the Plan has operated in good faith compliance with the requirements of Section 409A of the Code for periods starting January 1, 2005 and through the effective date of this Amendment,

NOW, THEREFORE, the Company hereby adopts this Amendment upon the following terms and conditions:

1. The definition of Change in Control in Section 1.07 shall be replaced in its entirety with the following definition:

Change in Control means (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, (b) the date any one person, or more than one person, acting as a group, acquires (or has acquired ownership during the 12 month period ending on the date of the most recent acquisition by such person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock, or (c) the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

2. The definition of Specified Employee in Section 1.20 is replaced in its entirety with the following definition:

A Specified Employee means an employee who, as of December 31 of any Plan Year, satisfies the requirements of Code Section 416(i) (without regard to Code section 416(i)(5)). Such employee will be considered a Specified Employee for purposes of the Plan for the 12-month period commencing on the next following April 1; provided, however, that an employee will not be considered a Specified Employee unless at the time of his or her termination of employment, the Company is a public company pursuant to Code section 409A.

3. The following sentence shall be added to the end of Section 4.01:

Payment made on a date or event specified in this Plan shall be treated as made upon such date or event if it is made by the end of the calendar year in which such date or event occurs, or, if later, by the 15th day of the third month following such date or event.

4. The following sentence shall be added to the end of Section 6.02:

The Plan termination shall comply with the applicable provisions of Section 409A of the Code.

WITNESS the signature of the undersigned officer of Hampton Roads Bankshares, Inc.

HAMPTON ROADS BANKSHARES, INC.

Date Signed